Exhibit 5.8

October 23, 2012

Walter Investment Management Corp.

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

Re:	Registration Statement on Form S-3 (File No. 333-179013)

Ladies and Gentlemen:

We have served as Maryland counsel to Walter Investment Management Corp., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of (a) $290,000,000 aggregate principal amount of the Company’s 4.50% Convertible Senior Subordinated Notes due 2019 (the “Notes”) and (b) 6,900,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”), of the Company (the “Shares”), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement;

2. The Prospectus, dated February 6, 2012, as supplemented by a Prospectus Supplement relating to the Notes, dated October 17, 2012, and a Prospectus Supplement relating to the Shares, dated October 17, 2012 (the “Common Stock Prospectus Supplement”), filed by the Company with the Commission pursuant to Rule 424(b) of the General Rules and Regulations promulgated under the 1933 Act;

3. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

Walter Investment Management Corp.

October 23, 2012

5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6. Resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof (the “Resolutions”) relating to, among other matters, the authorization of (a) the sale and issuance of the Notes and the Shares, (b) the issuance of shares of Common Stock upon conversion of the Notes (the “Conversion Shares”) and (c) the execution, delivery and performance by the Company of the Note Documents (as defined herein), certified as of the date hereof by an officer of the Company;

7. The Subordinated Indenture, dated as of January 13, 2012 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association (the “Trustee”);

8. The First Supplemental Indenture, dated as of the date hereof (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee;

9. The global note representing the Notes (the “Global Note” and, together with the Indenture, the “Note Documents”);

10. A certificate executed by an officer of the Company, dated as of the date hereof; and

11. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

Walter Investment Management Corp.

October 23, 2012

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. Upon the issuance of any of the Conversion Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Note Documents have been duly authorized by all necessary corporate action on the part of the Company. The Notes have been duly authorized for issuance by the Company.

3. The Note Documents have been duly executed and delivered by the Company.

4. The issuance of the Conversion Shares has been duly authorized by the Company and, when issued upon conversion of the Notes in accordance with the terms of the Notes, the Conversion Shares will be validly issued, fully paid and nonassessable.

5. The issuance of the Shares has been duly authorized by the Company and, when issued and delivered against payment therefor in accordance with the Resolutions and the Common Stock Prospectus Supplement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of

Walter Investment Management Corp.

October 23, 2012

Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the issuance of the Notes and the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP